Execution Version

Blackstone / GSO Strategic Credit Fund

Supplement to Amended and Restated Agreement and Declaration of Trust

Relating to

Series A Mandatory Redeemable Preferred Shares

Supplement to Amended and Restated Agreement and Declaration of Trust (the “Supplement”) made as of July 27, 2016 by the Trustees hereunder.

Whereas, the Trustees of Blackstone / GSO Strategic Credit Fund, a Delaware statutory trust (the “Fund”), may authorize and issue preferred shares of the Fund having such terms, rights, preferences, privileges, limitations and restrictions as the Trustees see fit under Section 6.2 of the Amended and Restated Agreement and Declaration of Trust made as of May 15, 2012 (the “Original Declaration of Trust,” as restated, amended or supplemented from time to time, together with this Supplement is the “Declaration of Trust”) without the approval of any holders of shares of beneficial interest in the Fund pursuant to Section 11.7(b) of the Original Declaration of Trust; and

Whereas, the Trustees have made this Supplement to the Original Declaration of Trust to establish the terms, rights, preferences, privileges, limitations and restrictions of the Series A Mandatory Redeemable Preferred Shares (the “MRP Shares”) of the Fund;

Now, Therefore the Trustees hereby supplement the Original Declaration of Trust to authorize the issuance by the Fund of its MRP Shares as follows:

MRP Shares

Designation

Preferred Shares:  45,000 shares of a new series of preferred shares are classified and designated as Shares, $.001 par value per share, liquidation preference $1,000 per share (the “MRP Shares”).

The initial Dividend Period for the MRP Shares shall be the period from and including the Original Issue Date thereof to and including October 27, 2016.  Each MRP Share will have a dividend rate equal to 3.61% per annum.  Each MRP Share shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law, as are set forth herein.  The MRP Shares shall constitute a separate series of Preferred Shares.  Each certificate representing MRP Shares shall be substantially in the Form of Exhibit 1.

4004086.01.18.docx
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As used herein, capitalized terms not otherwise defined herein shall have the meanings provided in Section 13 hereof.

Section 1.          Number of Shares; Ranking.

           (a)     The number of authorized MRP Shares is 45,000 shares.  No fractional MRP Shares shall be issued.

           (b)     The MRP Shares shall rank (i) on a parity with shares of any other class or series of Preferred Shares as to the payment of dividends or interest to which the shares are entitled and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund and (ii) senior to Common Shares as to payment of dividends or interest to which the shares are entitled and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund.

           (c)     No Holder of MRP Shares shall have, solely by reason of being a Holder, any preemptive right, or, unless otherwise determined by the Board of Trustees, other right to acquire, purchase or subscribe for any MRP Shares, Common Shares or other securities of the Fund which it may hereafter issue or sell.

Section 2.          Dividends.

           (a)     The Holders of MRP Shares shall be entitled to receive quarterly cumulative cash dividends, when, as and if authorized by the Board of Trustees and declared by the Fund, out of funds legally available therefor, at the rate per annum equal to the Dividend Rate, and no more, payable on the respective dates determined as set forth in paragraph (b) of this Section 2.  Dividends on Outstanding MRP Shares shall accumulate from the Original Issue Date.

           (b)     (i) Dividends shall be payable on MRP Shares quarterly when, as and if authorized by the Board of Trustees and declared by the Fund, beginning on the Initial Dividend Payment Date, and with respect to any Dividend Period thereafter on the first (1st) Business Day following each Quarterly Dividend Date (each a “Dividend Payment Date”).

           (ii)     Except as otherwise set forth herein, the Fund shall pay an aggregate amount of federal funds or similar same‑day funds, equal to the dividends to be paid to all Holders of MRP Shares on each Dividend Payment Date in accordance with Section 14 of the Securities Purchase Agreement.  The Fund shall not be required to establish any reserves for the payment of dividends.

          (iii)     Each dividend on MRP Shares shall be paid on the Dividend Payment Date therefor to the Holders as their names appear on the share ledger or share records of the Fund at the close of business on the fifth (5th) day prior to the Quarterly Dividend Date (or if such day is not a Business Day, the next preceding Business Day).  Dividends in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders as their names appear on the share ledger or share records of the Fund at the close of business on a date, not exceeding five (5) days preceding the payment date thereof, as may be fixed by the Board of Trustees.  No interest will be payable in respect of any dividend payment or payments which may be in arrears, provided however that the Dividend Rate may increase in such circumstances as set forth herein.

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           (c)     (i) So long as the MRP Shares are rated on any date no less than “A” by Fitch (and no less than an equivalent of such ratings by any Other Rating Agency), the Dividend Rate shall be the Applicable Rate.  If the lowest credit rating assigned on any date to the MRP Shares by Fitch or any Other Rating Agency is equal to one of the ratings set forth in the table below (or its equivalent by any Other Rating Agency) (each such date will be part of an “Enhanced Rate Period”), the Dividend Rate for the MRP Shares shall be adjusted by adding the respective enhanced dividend amount (an “Enhanced Divided Amount”) (which shall not be cumulative) set opposite such rating (or the equivalent rating from any Other Rating Agency) to the Applicable Rate.

Fitch	Enhanced Dividend Amount
“A‑”	0.5%
“BBB+” to “BBB‑”	2.0%
“BB+” or below	4.0%

The Fund shall, at all times, use its reasonable best efforts to cause at least one NRSRO to maintain a current rating on the MRP Shares.  If, notwithstanding the foregoing requirements of this Section 2(c)(i), no Rating Agency is rating the Outstanding MRP Shares, the Dividend Rate (so long as no such rating exists) on the Outstanding MRP Shares shall be equal to the Applicable Rate plus 4.0% unless the Dividend Rate is the Default Rate, in which case the Dividend Rate shall remain the Default Rate.  In the case that the Dividend Rate is adjusted by the Enhanced Dividend Amount, the Dividend Rate for each day during the Enhanced Dividend Period will be adjusted to add the Enhanced Dividend Amount.

           (ii)     Subject to the cure provisions below, a “Default Period” will commence on (A) any Dividend Payment Date on which the Fund fails to pay directly in accordance with Section 14 of the Securities Purchase Agreement the full amount of any dividend payable on such Dividend Payment Date (a “Dividend Default”) or (B) any date on which the Fund would be required to redeem any MRP Shares regardless of whether any of the conditions of the Special Proviso in Section 3(a)(iv) were applicable (the “Redemption Date”) on which the Fund either fails to pay directly in accordance with Section 14 of the Securities Purchase Agreement or fails to deposit irrevocably in trust in federal funds or similar funds, with the Paying Agent by 1:00 pm, New York City time, the full amount of any redemption price payable with respect to such redemption required hereunder regardless of whether any of the conditions of the Special Proviso exists (a “Redemption Default,” and together with a Dividend Default, is hereinafter referred to as “Default”).  Subject to the cure provisions of Section 2(c)(iii) below, a Default Period with respect to a Dividend Default or a Redemption Default shall end on the Business Day on which, by 12:00 noon, New York City time, all unpaid dividends and any unpaid redemption price shall have been directly paid in accordance with Section 14 of the Securities Purchase Agreement.  In the case of a Default, the Dividend Rate for each day during the Default Period will be equal to the Default Rate.

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          (iii)     No Default Period with respect to a Dividend Default or Redemption Default (if such default is not solely due to the willful failure of the Fund) shall be deemed to commence if the amount of any dividend or any redemption price due is paid in accordance with Section 14 of the Securities Purchase Agreement within three Business Days (the “Default Rate Cure Period”) after the applicable Dividend Payment Date or Redemption Date, together with an amount equal to the Default Rate applied to the amount of such non‑payment based on the actual number of days within the Default Rate Cure Period divided by 360.

          (iv)     The amount of dividends per share payable on each Dividend Payment Date of each full quarterly Dividend Period shall be computed by multiplying the Average Dividend Rate for such Dividend Period by a fraction, the numerator of which shall be 90 and the denominator of which shall be 360, multiplying the amount so obtained by the liquidation preference per MRP Share, and rounding the amount so obtained to the nearest cent.  Dividends payable on any MRP Shares for any period of less than a full quarterly Dividend Period, including in connection with the first Dividend Period or upon any redemption of such shares on any date other than on a Dividend Payment Date, shall be computed by multiplying the Average Dividend Rate for such period by a fraction, the numerator of which shall be the actual number of days in such period and the denominator of which shall be 360, multiplying the amount so obtained by the liquidation preference per MRP Share, and rounding the amount so obtained to the nearest cent.

           (d)     Any dividend payment made on MRP Shares shall first be credited against the earliest accumulated but unpaid dividends due with respect to such MRP Shares.

           (e)     For so long as the MRP Shares are Outstanding, except as contemplated herein, the Fund will not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Shares or other shares of beneficial interest, if any, ranking junior to the MRP Shares as to dividends or upon liquidation) with respect to Common Shares or any other shares of the Fund ranking junior to or on a parity with the MRP Shares as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior shares (except by conversion into or exchange for shares of the Fund ranking junior to the MRP Shares as to dividends and upon liquidation) or any such parity shares (except by conversion into or exchange for shares of the Fund ranking junior to or on a parity with the MRP Shares as to dividends and upon liquidation), unless (1) immediately after giving effect to such transaction the MRP Shares Asset Coverage would be achieved and the Fund would satisfy the MRP Shares Basic Maintenance Amount, (2) full cumulative dividends on the MRP Shares due on or prior to the date of the transaction have been declared and paid, and (3) the Fund has redeemed the full number of MRP Shares required to be redeemed by any provision for mandatory redemption contained in Section 3(a) (without regard to the provisions of the Special Proviso).

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Section 3.          Redemption.

           (a)     (i) The Fund may, at its option, redeem out of funds legally available therefor, all, or any part of the MRP Shares in an amount not less than 5% of the MRP Shares then outstanding in the case of a partial redemption at any time and from time to time, upon not less than 10 days nor more than 40 days notice as provided below, at the sum of (A) the MRP Liquidation Preference Amount (as defined herein) plus accumulated but unpaid dividends and distributions on the MRP Shares (whether or not earned or declared by the Fund, but excluding interest thereon), to, but excluding, the date fixed for redemption, plus (B) the Make‑Whole Amount (which in no event shall be less than zero); provided, however, the Fund may, at its option, redeem the MRP Shares within 90 days prior to the Term Redemption Date at the MRP Liquidation Preference Amount plus accumulated but unpaid dividends and distributions thereon (whether or not earned or declared by the Fund, but excluding interest thereon) to, but excluding the date fixed for redemption.  Notwithstanding the foregoing, the Fund shall not give a notice of or effect any redemption pursuant to this Section 3(a)(i) unless (in the case of any partial redemption of MRP Shares), on the date on which the Fund intends to give such notice and on the date of redemption, the Fund would satisfy the MRP Shares Basic Maintenance Amount and the MRP Shares Asset Coverage after giving effect to such redemption if such redemption were to occur on such date.

           (ii)     In addition to subparagraph (a)(i) of this Section, if the MRP Shares Asset Coverage Percentage is less than or equal to 235%, for any five Business Days within a ten‑Business Day period, the Fund, upon not less than 10 days nor more than 40 days notice as provided below, may redeem the MRP Shares at the MRP Liquidation Preference Amount plus accumulated but unpaid dividends and distributions thereon (whether or not earned or declared by the Fund, but excluding interest thereon) to, but excluding, the date fixed for redemption, plus a redemption premium equal to 2% of the MRP Liquidation Preference Amount.  The amount of MRP Shares that may be redeemed under this provision shall not exceed an amount of MRP Shares which results in a MRP Shares Asset Coverage Percentage of more than 250% pro forma for such redemption.

          (iii)     If the Fund fails to maintain (1) the MRP Shares Asset Coverage as of the close of business on the last day of any month or (2) the MRP Shares Basic Maintenance Amount as of the close of business on any Valuation Date (any such day, a “Asset Coverage Cure Date”), the Fund shall, subject to Section 3(a)(iv), redeem the MRP Shares at the MRP Liquidation Preference Amount plus accumulated but unpaid dividends and distributions thereon (whether or not earned or declared by the Fund, but excluding interest thereon) to, but excluding, the date fixed for redemption, plus a redemption premium equal to 1% of the MRP Liquidation Preference Amount.  The number of MRP Shares to be redeemed in such circumstances will be equal to the product of (A) the quotient of the number of Outstanding MRP Shares divided by the aggregate number of outstanding Preferred Shares of the Fund (including the MRP Shares) which are subject to an asset coverage test greater than or equal to 225% times (B) the minimum number of outstanding Preferred Shares of the Fund (including the MRP Shares) the redemption of which would result in the Fund satisfying the MRP Shares Asset Coverage and MRP Shares Basic Maintenance Amount as of a date that is no more than 30 days after an Asset Coverage Cure Date (the “Cure Date”) (provided that, if there is no such number of MRP Shares the redemption of which would have such result, the Fund shall, subject to Section 3(a)(iv), redeem all MRP Shares then Outstanding).  Notwithstanding the foregoing, if the Fund satisfies the MRP Shares Asset Coverage and MRP Shares Basic Maintenance Amount by the Cure Date before taking into account any redemptions of Preferred Shares, the Fund shall not be obligated to redeem any Preferred Shares under this Section 3(a)(iii).

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          (iv)     In determining the MRP Shares to be redeemed in accordance with the foregoing Section 3(a), the Fund shall allocate the number of shares to be redeemed pursuant to this Section 3 pro rata among the Holders of MRP Shares in proportion to the number of shares they hold.  The Fund shall effect any redemption pursuant to subparagraph (a)(iii) of this Section 3 no later than 40 calendar days after the Asset Coverage Cure Date (the “Mandatory Redemption Date”), provided, that if  the Fund (1) does not have funds legally available for redemption of, (2) is not permitted under any of the Credit Agreement, or any agreement or instrument consented to by the holders of a 1940 Act Majority of the Outstanding Preferred Shares pursuant to Section 4(f)(iii) to redeem, or (3) is not otherwise legally permitted to redeem, the number of MRP Shares which would be required to be redeemed by the Fund under subparagraph (a)(iii) of this Section 3 if sufficient funds were available, together with shares of other Preferred Shares which are subject to mandatory redemption under provisions similar to those contained in this Section 3 (the foregoing provisions of clauses (1), (2) and (3) of this proviso being referred to as the “Special Proviso”), the Fund shall redeem those MRP Shares, and other Preferred Shares which it was unable to redeem, on the earliest practicable date on which the Fund will have such funds available and is otherwise not prohibited from redeeming pursuant to the Credit Agreement, such agreement or instrument consented to by the holders of a 1940 Act Majority of the Outstanding Preferred Shares pursuant to Section 4(f)(iii) or other applicable laws, upon notice pursuant to Section 3(b) to record owners of the MRP Shares to be redeemed and the Paying Agent.  At the Fund’s election, the Fund either will make a direct payment to the Holders of the MRP Shares or deposit with the Paying Agent funds sufficient to redeem the specified number of MRP Shares with respect to a redemption required under subparagraph (a)(iii) of this Section 3, at or prior to 1:00 p.m., New York City time, on the Mandatory Redemption Date.

           (v)     The Fund shall redeem all Outstanding MRP Shares on the Term Redemption Date at the MRP Liquidation Preference Amount plus accumulated but unpaid dividends and distributions thereon (whether or not earned or declared by the Fund, but excluding interest thereon), to, but excluding, the Term Redemption Date.

           (b)     In the event of a redemption pursuant to Section 3(a), the Fund will file a notice of its intention to redeem with the Commission under Rule 23c‑2 under the 1940 Act or any successor provision to the extent applicable.  In addition, the Fund shall deliver a notice of redemption (the “Notice of Redemption”) containing the information set forth below to the Paying Agent and the Holders of MRP Shares to be redeemed not less than 20 days (in the case of Section 3(a)(i)), 12 days (in the case of Section 3(a)(ii)), or 3 Business Days (in the case of Section 3(a)(iii)) and not more than 40 days prior to the applicable redemption date.  Subject to the provisions of the Securities Purchase Agreement regarding notices to the Holders, the Notice of Redemption will be addressed to the Holders of MRP Shares at their addresses appearing on the share records of the Fund.  Such Notice of Redemption will set forth (1) the date fixed for redemption, (2) the number and identity of MRP Shares to be redeemed, (3) the redemption price (specifying the amount of accumulated dividends to be included therein and the amount of the Make-Whole Amount, if any, or redemption premium, if any), (4) that dividends on the shares to be redeemed will cease to accumulate on such date fixed for redemption (so long as redeemed), and (5) the provision of this Supplement under which redemption shall be made.  No defect in the Notice of Redemption or in the transmittal or mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law.

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           (c)     Notwithstanding the provisions of paragraph (a) of this Section 3, but subject to Section 5(b), no MRP Shares may be redeemed unless all dividends in arrears on the Outstanding MRP Shares and all shares of beneficial interest of the Fund ranking on a parity with the MRP Shares with respect to payment of dividends or upon liquidation have been or are being contemporaneously paid or set aside for payment; provided, however, that the foregoing shall not prevent the purchase or acquisition by the Fund of all Outstanding MRP Shares pursuant to the successful completion of an otherwise lawful purchase, tender or exchange offer made on the same terms to, and accepted by, Holders of all Outstanding MRP Shares.

           (d)     Upon payment in accordance with Section 14 of the Securities Purchase Agreement on or prior to the date fixed for redemption and the giving of the Notice of Redemption to the Paying Agent and the Holders of the MRP Shares under paragraph (b) of this Section 3, dividends on such shares shall cease to accumulate and such shares shall no longer be deemed to be Outstanding for any purpose (including, without limitation, for purposes of calculating whether the Fund has maintained the MRP Shares Asset Coverage or met the MRP Shares Basic Maintenance Amount), and all rights of the Holder of the shares so called for redemption shall cease and terminate, except the right of such Holder to receive the redemption price specified herein, but without any interest or other additional amount.  To the extent that the purchase price required to effect such redemption is paid pursuant to Section 14.3 of the Securities Purchase Agreement, such redemption price shall be paid by the Paying Agent to the Holders and, upon written request, the Fund shall be entitled to receive from the Paying Agent, promptly after the date fixed for redemption, any cash deposited with the Paying Agent in excess of (1) the aggregate redemption price of the MRP Shares called for redemption on such date and (2) such other amounts, if any, to which Holders of MRP Shares called for redemption may be entitled.  Notwithstanding any provision of the Securities Purchase Agreement, any funds so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be paid to the Fund upon its written request, after which time the Holders so called for redemption may look only to the Fund for payment of the redemption price and all other amounts, if any, to which they may be entitled.

           (e)     To the extent that any redemption for which a Notice of Redemption has been given is not made by reason of the Special Proviso, such redemption shall be made as soon as practicable to the extent such funds become legally available or such redemption is no longer prohibited.  Failure to redeem MRP Shares shall be deemed to exist when the Fund shall have failed, for any reason whatsoever, to pay in accordance with Section 14 of the Securities Purchase Agreement the redemption price with respect to any shares for which such Notice of Redemption has been given in accordance with Sections 3(a) and 3(b) hereof.  Notwithstanding the fact that the Fund may not have redeemed MRP Shares for which a Notice of Redemption has been given, dividends may be declared and paid on MRP Shares and shall include those MRP Shares for which Notice of Redemption has been given but for which deposit of funds has not been made.

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            (f)     All monies paid to the Paying Agent pursuant to Section 14 of the Securities Purchase Agreement for payment of the redemption price of MRP Shares called for redemption shall be held in trust by the Paying Agent for the benefit of Holders of MRP Shares to be redeemed.

           (g)     Except for the provisions described above, nothing contained in these terms of the MRP Shares limits any right of the Fund to purchase or otherwise acquire any MRP Shares at any price, whether higher or lower than the price that would be paid in connection with an optional or mandatory redemption, so long as, at the time of any such purchase, (1) there is no arrearage in the payment of dividends on, or the mandatory or optional redemption price with respect to, any MRP Shares for which Notice of Redemption has been given, (2) the Fund is in compliance with the MRP Shares Asset Coverage and MRP Shares Basic Maintenance Amount after giving effect to such purchase or acquisition on the date thereof and (3) an offer to purchase or otherwise acquire any MRP Shares is made by the Fund pro rata to the Holders of all of the MRP Shares at the time outstanding upon the same terms and conditions with respect to MRP Shares. If fewer than all the Outstanding MRP Shares are redeemed or otherwise acquired by the Fund, the Fund shall give notice of such transaction to the Paying Agent to the extent that the purchase price required to effect such redemption is paid pursuant to Section 14.3 of the Securities Purchase Agreement, in accordance with the procedures agreed upon by the Board of Trustees.

           (h)     In the case of any redemption pursuant to this Section 3, only whole MRP Shares shall be redeemed, and in the event that any provision of the Declaration of Trust would require redemption of a fractional share, the Fund or the Paying Agent, as applicable shall be authorized to round up so that only whole shares are redeemed.

Section 4.     Voting Rights.

           (a)     Except for matters which do not require the vote of Holders of MRP Shares under the 1940 Act and except as otherwise provided in the Declaration of Trust or Bylaws, herein or the Securities Purchase Agreement or as otherwise required by applicable law, (1) each Holder of MRP Shares shall be entitled to one vote for each MRP Share held on each matter submitted to a vote of shareholders of the Fund, and (2) the holders of Outstanding Preferred Shares and Common Shares shall vote together as a single class on all matters submitted to shareholders; provided, however, that the holders of Outstanding Preferred Shares shall be entitled, as a class, to the exclusion of the holders of shares of all other classes of beneficial interest of the Fund, to elect two Trustees of the Fund at all times.  Subject to the foregoing rights of the Holders of the MRP Shares, the identity and class (if the Board of Trustees is then classified) of the nominees for such Trustees may be fixed by the Board of Trustees.  Subject to paragraph (b) of this Section 4, the holders of Outstanding Common Shares and Outstanding Preferred Shares, voting together as a single class, shall elect the balance of the Trustees.

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           (b)     During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “Voting Period”), the number of Trustees constituting the Board of Trustees shall automatically increase by the smallest number that, when added to the two Trustees elected exclusively by the holders of Preferred Shares would constitute a majority of the Board of Trustees as so increased by such smallest number; and the holders of Preferred Shares shall be entitled, voting as a class on a one‑vote‑per‑share basis (to the exclusion of the holders of all other securities and classes of shares of the Fund), to elect such smallest number of additional Trustees, together with the two Trustees that such holders are in any event entitled to elect.  A Voting Period shall commence:

               (i)      if at the close of business on any Dividend Payment Date accumulated dividends (whether or not earned or declared) on Preferred Shares equal to at least two full years’ dividends shall be due and unpaid; or

              (ii)      if at any time holders of any Preferred Shares are entitled under the 1940 Act to elect a majority of the Trustees of the Fund.

If a Voting Period has commenced pursuant to Section 4(b)(i), the Voting Period shall not end until all such accumulated dividends are paid to the holders of Preferred Shares or have been otherwise provided for in a manner approved by the affirmative vote of a majority of all votes cast by the holders of the Preferred Shares, voting as a class on a one-vote-per-share basis.  Upon the termination of a Voting Period, the voting rights described in this paragraph (b) of Section 4 shall cease, subject always, however, to the revesting of such voting rights in the holders of Preferred Shares upon the further occurrence of any of the events described in this paragraph (b) of Section 4.

           (c)     As soon as practicable after the accrual of any right of the holders of Preferred Shares to elect additional Trustees as described in paragraph (b) of this Section 4, the Fund shall call a special meeting of such holders, and mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 30 calendar days after the date of mailing of such notice.  If the Fund fails to send such notice or if a special meeting is not called at the expense of the Fund, it may be called by any such holder on like notice.  The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed.  At any such special meeting and at each meeting of holders of Preferred Shares held during a Voting Period at which Trustees are to be elected, a majority of all votes cast by such holders, voting as a separate class (to the exclusion of the holders of all other securities and classes of beneficial interest of the Fund), shall be entitled to elect the number of Trustees prescribed in paragraph (b) of this Section 4 on a one‑vote‑per‑share basis.

           (d)     The terms of office of all persons who are Trustees of the Fund at the time of a special meeting of Holders of the MRP Shares and holders of other Preferred Shares to elect Trustees shall continue, notwithstanding the election at such meeting by the Holders of the MRP Shares and such holders of other Preferred Shares of the number of Trustees that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent Trustees elected by such holders and the remaining incumbent Trustees, shall constitute the duly elected Trustees of the Fund.

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           (e)     Simultaneously with the termination of a Voting Period, the terms of office of the additional Trustees elected by the Holders of the MRP Shares and holders of other Preferred Shares pursuant to paragraph (b) of this Section 4 shall terminate, the number of Trustees constituting the Board of Trustees shall decrease accordingly, the remaining Trustees shall constitute the Trustees of the Fund and the voting rights of such holders to elect additional Trustees pursuant to paragraph (b) of this Section 4 shall cease, subject to the provisions of the last sentence of paragraph (b) of this Section 4.

            (f)     So long as any of the MRP Shares are Outstanding, the Fund will not, without the affirmative vote of the holders of a majority of the outstanding Preferred Shares determined with reference to a “majority of outstanding voting securities” as that term is defined in Section 2(a)(42) of the 1940 Act (a “1940 Act Majority”), voting as a separate class:

               (i)      amend, alter or repeal (including by merger, consolidation or otherwise) any of the preferences, rights or powers of such class of Preferred Shares so as to adversely affect such preferences, rights or powers and will not amend any provision of the Bylaws in a manner which would restrict or limit the ability of the Fund to comply with the terms and provisions of the Securities Purchase Agreement;

              (ii)      amend, alter or repeal (including by merger, consolidation or otherwise) any of the provisions of the Bylaws if such amendment, alternation or repeal would adversely affect any privilege, preference, right or power of the MRP Shares or the Holders thereof;

             (iii)      enter into, become a party to, be bound by or adopt or allow to exist any agreement or instrument or any evidence of indebtedness which contains restrictive covenants intended to limit the right of the Fund to make dividends, distributions, redemptions or repurchases of Preferred Shares (each a “Restricted Payment Covenant”) which are more restrictive than Section 7.4 of the Credit Agreement, as such Credit Agreement is in effect on the date of this Supplement other than Restricted Payment Covenants that are more restrictive as a result of (1) a change in the laws or regulations or the Rating Agency Guidelines to which the Fund is subject or (2) dividends, distributions, redemptions or repurchases of Preferred Shares being  blocked or restricted as a result of the occurrence of any default or event of default (as such terms  are defined under any such agreement or instrument).  For the avoidance of doubt, an amendment to, or adoption of, a covenant (other than a Restricted Payment Covenant), or the amendment of a Restricted Payment Covenant in a manner that does not cause such covenant to become more restrictive, in any instrument or agreement evidencing indebtedness of the Fund (including, without limitation, the Credit Agreement of the Fund) shall not require the affirmative vote of a 1940 Act Majority of the holders of the Preferred Shares pursuant to this Section 4(f)(iii);

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             (iv)      create, authorize or issue shares of any class of beneficial interest ranking on a parity with the Preferred Shares with respect to the payment of dividends or the distribution of assets, or any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, such shares of beneficial interest ranking on a parity with the Preferred Shares or reclassify any authorized shares of beneficial interest of the Fund into any shares ranking on a parity with the Preferred Shares (except that, notwithstanding the foregoing, the Board of Trustees, without the vote or consent of the holders of the Preferred Shares may from time to time authorize, create and classify, and the Fund, to the extent permitted by the 1940 Act, may from time to time issue, shares or series of Preferred Shares, including other series of Mandatory Redeemable Preferred Shares, ranking on a parity with the MRP Shares with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund (“Parity Shares”), and may authorize, reclassify and/or issue any additional MRP Shares, including shares previously purchased or redeemed by the Fund, subject to (i) upon issuance the Fund meeting the MRP Shares Asset Coverage and the MRP Shares Basic Maintenance Amount, (ii) continuing compliance by the Fund with MRP Shares Asset Coverage requirement and MRP Shares Basic Maintenance Amount and, in all material respects, the other provisions of this Supplement, (iii) the payment in full of all accrued and unpaid dividends on the MRP Shares and the effectuation of all redemptions required in respect of the MRP Shares, in each case, without regard to the Special Proviso in Section 3(a)(iv) except to the extent the proceeds of the issuance of such Preferred Shares are used to pay such dividends in full and to effect all such redemptions) and (iv) in the event the holders of such shares of Preferred Shares or other Parity Shares have the benefit of any rights substantially similar to Sections 2(e), 3(a)(iii), 4(f)(iv) or 4(l) which are additional to or more beneficial than the rights of the Holders of the MRP Shares under such sections, this Supplement shall be deemed to include such additional or more beneficial rights for the benefit of the Holders of the MRP Shares (such rights incorporated herein shall be terminated when and if terminated with respect to such other Preferred Shares and such other Parity Shares and shall be deemed amended or modified concurrently with any amendment or modification of such other Preferred Shares and such other Parity Shares but, in no event, shall any such termination, amendment or modification affect the remaining rights of the Holders of the MRP Shares);

              (v)      liquidate or dissolve the Fund;

             (vi)      create, incur or suffer to exist, or agree to create, incur or suffer to exist, or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the creation, incurrence or existence of any material lien, mortgage, pledge, charge, security interest, security agreement, conditional sale or trust receipt or other material encumbrance of any kind upon any of the Fund’s assets as a whole, except (A) liens the validity of which are being contested in good faith by appropriate proceedings, (B) liens for taxes that are not then due and payable or that can be paid thereafter without penalty, (C) liens, pledges, charges, security interests, security agreements or other encumbrances arising in connection with any indebtedness senior to the MRP Shares or arising in connection with any futures contracts or options thereon, interest rate swap or cap transactions, forward rate transactions, put or call options, short sales of securities or other similar transactions, (D) liens, pledges, charges, security interests, security agreements or other encumbrances arising in connection with any indebtedness permitted under clause (vii) below and (E) liens to secure payment for services rendered, including, without limitation, services rendered by the Fund’s custodian and the Paying Agent;

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            (vii)      create, authorize, issue, incur or suffer to exist any indebtedness for borrowed money or any direct or indirect guarantee of such indebtedness for borrowed money or any direct or indirect guarantee of such indebtedness, except the Fund may borrow, issue and suffer to exist indebtedness as may be permitted by the Fund’s investment restrictions or as may be permitted by the 1940 Act; provided, however, that transfers of assets by the Fund subject to an obligation to repurchase shall not be deemed to be indebtedness for purposes of this provision to the extent that after any such transaction the Fund meets the MRP Shares Basic Maintenance Amount; or

           (viii)      create, authorize or issue any shares of beneficial interest of the Fund which are senior to the MRP Shares with respect to the payment of dividends, the making of redemptions, liquidation preference or the distribution of assets of the Fund.

           (g)     The affirmative vote of the holders of a 1940 Act Majority of the Outstanding Preferred Shares, voting as a separate class, shall be required to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares or any action requiring a vote of security holders of the Fund under Section 13(a) of the 1940 Act.

           (h)     The affirmative vote of the holders of a 1940 Act Majority of the MRP Shares, voting separately as a series, shall be required with respect to any matter that materially and adversely affects the rights, preferences, or powers of the MRP Shares in a manner different from that of other separate series of classes of the Fund’s shares of beneficial interest.  The vote of holders of any shares described in this Section 4(h) will in each case be in addition to a separate vote of the requisite percentage of Common Shares and/or Preferred Shares, if any, necessary to authorize the action in question.

            (i)     Unless otherwise required by law, Holders of MRP Shares shall not have any relative rights or preferences or other special rights other than those specifically set forth herein.  The Holders of MRP Shares shall have no rights to cumulative voting.

            (j)     The foregoing voting provisions will not apply with respect to the MRP Shares if, at or prior to the time when a vote is required, such shares have been (i) redeemed or (ii) called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

           (k)     Any vote, amendment, waiver, or consent granted or to be effected by any Holder of MRP Shares that has agreed to transfer such MRP Shares to the Fund or any Affiliate of the Fund and has agreed to provide such waiver, vote, amendment or modification as a condition to such transfer shall be void and of no effect except as to such Holder.

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            (l)     So long as any of the shares of Preferred Shares are Outstanding, the Fund will not, without the affirmative vote of (1) the holders of a 1940 Act Majority of the outstanding Preferred Shares, voting as a separate class, and (2) the holders of a 1940 Act Majority of the Holders of MRP Shares, voting as a separate series, create, authorize or issue shares of any class of beneficial interest ranking senior to the Preferred Shares with respect to the payment of dividends or the distribution of assets, or any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, such shares of beneficial interest ranking senior to the Preferred Shares or reclassify any authorized shares of beneficial interest of the Fund into any shares ranking senior to the Preferred Shares.

Section 5.          Liquidation Rights.

           (a)     Upon the dissolution, liquidation or winding up of the affairs of the Fund, whether voluntary or involuntary, the Holders of MRP Shares then Outstanding, together with holders of shares of any Preferred Shares ranking on a parity with the MRP Shares upon dissolution, liquidation or winding up, shall be entitled to receive and to be paid out of the assets of the Fund (or the proceeds thereof) available for distribution to its shareholders after satisfaction of claims of creditors of the Fund, but before any distribution or payment shall be made in respect of the Common Shares, an amount equal to the liquidation preference with respect to such shares.  The liquidation preference for MRP Shares shall be $1,000 per share, plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution is made in full or a sum sufficient for the payment thereof is set apart with the Paying Agent.  No redemption premium shall be paid upon any liquidation even if such redemption premium would be paid upon optional or mandatory redemption of the relevant shares.  In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or otherwise, is permitted under the Delaware Statutory Trust Act, amounts that would be needed, if the Fund were to be dissolved at the time of distribution, to satisfy the liquidation preference of the MRP Shares will not be added to the Fund’s total liabilities.

           (b)     If, upon any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the assets of the Fund available for distribution among the holders of all outstanding Preferred Shares shall be insufficient to permit the payment in full to holders of the amounts to which they are entitled, then the available assets shall be distributed among the holders of all outstanding Preferred Shares ratably in any distribution of assets according to the respective amounts which would be payable on all the shares if all amounts thereon were paid in full.

           (c)     Upon the dissolution, liquidation or winding up of the affairs of the Fund, whether voluntary or involuntary, until payment in full is made to the Holders of MRP Shares of the liquidation distribution to which they are entitled, (1) no dividend or other distribution shall be made to the holders of Common Shares or any other class of shares of beneficial interest of the Fund ranking junior to MRP Shares upon dissolution, liquidation or winding up and (2) no purchase, redemption or other acquisition for any consideration by the Fund shall be made in respect of the Common Shares or any other class of shares of beneficial interest of the Fund ranking junior to MRP Shares upon dissolution, liquidation or winding up.

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           (d)     A consolidation, reorganization or merger of the Fund with or into any company, trust or other legal entity, or a sale, lease or exchange of all or substantially all of the assets of the Fund in consideration for the issuance of equity securities of another company, trust of other legal entity shall not be deemed to be a liquidation, dissolution or winding up, whether voluntary or involuntary, for the purposes of this Section 5.

           (e)     After the payment to the holders of Preferred Shares of the full preferential amounts provided for in this Section 5, the holders of Preferred Shares as such shall have no right or claim to any of the remaining assets of the Fund.

            (f)     Subject to the rights of the holders of shares of any series or class or classes of beneficial interest ranking on a parity with MRP Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, after payment shall have been made in full to the Holders of the MRP Shares as provided in paragraph (a) of this Section 5, but not prior thereto, any other series or class or classes of shares ranking junior to MRP Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund shall, subject to any respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Holders of the MRP Shares shall not be entitled to share therein.

Section 6.          Certain Other Restrictions.

If the Rating Agency Guidelines require the Fund to receive a prior written confirmation that certain actions would not impair the rating then assigned by the Rating Agency to the MRP Shares, then the Fund will not engage in such actions unless it has received written confirmation from each such Rating Agency that such actions would not impair the rating then assigned by such Rating Agency.

Section 7.          Compliance Procedures for Asset Maintenance Tests.

For so long as any MRP Shares are Outstanding and Fitch or any Other Rating Agency which so requires is then rating such shares, the Fund shall deliver to each rating agency which is then rating MRP Shares and any other party specified in the Rating Agency Guidelines all certificates that are set forth in the respective Rating Agency Guidelines at such times and containing such information as set forth in the respective Rating Agency Guidelines.

Section 8.          Notice.

All notices and communications provided for hereunder shall be in accordance with Section 18 of the Securities Purchase Agreement, except as otherwise provided in these terms of the MRP Shares or by the Delaware Statutory Trust Act for notices of shareholders’ meetings.

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Section 9.          Waiver.

Without limiting Section 4(k) and Section 4(l) above, to the extent permitted by Delaware law, holders of a 1940 Act Majority of the outstanding MRP Shares, may by affirmative vote waive any provision hereof intended for their respective benefit in accordance with such procedures as may from time to time be established by the Board of Trustees.

Section 10.        Termination.

If no MRP Shares are Outstanding, all rights and preferences of such shares established and designated hereunder shall cease and terminate, and all obligations of the Fund under these terms of the MRP Shares, shall terminate.

Section 11.        Rating Agency Requests.

           (a)     In the event the Fund has been requested by an NRSRO which is then rating the MRP Shares to take any action with respect to the MRP Shares to maintain the rating of such NRSRO thereon and such action would require the vote of the Holders of MRP Shares, if the Fund shall give written notice of such request in reasonable detail of such action by the related NRSRO in writing to each Holder of MRP Shares in accordance with the requirements of Schedule A to the Securities Purchase Agreement, (but only by delivery by nationally recognized courier service of hard copies and only if such “courier” receives written acknowledgement of receipt by such Holder) (such notice being referred to as the “Fund Request”), a Holder shall be deemed to have agreed to the matters requested by the Fund in such Fund Request if such Holder does not object to the Fund Request within 30 days after receipt of the Fund Request.

           (b)     Subject to the provisions of these terms of the MRP Shares, including Section 11(a), the Board of Trustees may, by resolution duly adopted, without shareholder approval (except as otherwise provided by these terms of the MRP Shares or required by applicable law), modify these terms of the MRP Shares to reflect any modification hereto which the Board of Trustees is entitled to adopt pursuant to the terms of Section 11(a) hereof.

Section 12. Amendment and Waiver.

This Supplement may only be amended, and the observance of any term hereof may only be waived (either retroactively or prospectively), in accordance with Section 17.1 of the Securities Purchase Agreement.

Section 13.        Definitions.

As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

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“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Fund.

“Agency Discounted Value” means the quotient of the Market Value of an Eligible Asset divided by the applicable Rating Agency Discount Factor, provided that with respect to an Eligible Asset that is currently callable, Agency Discounted Value will be equal to the quotient as calculated above or the call price, whichever is lower, and that with respect to an Eligible Asset that is prepayable, Agency Discounted Value will be equal to the quotient as calculated above or the par value, whichever is lower.

“Applicable Rate” means 3.61% per annum.

“Asset Coverage Cure Date” has the meaning set forth in Section 3(a)(iii).

“Average Dividend Rate” means, for any Dividend Period, the arithmetic average of each day’s Dividend Rate during such Dividend Period.

“Board of Trustees” or “Board” means the Board of Trustees of the Fund or any duly authorized committee thereof as permitted by applicable law.

“Business Day” means (a) for the purposes of an optional redemption pursuant to Section 3(a)(i) only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Supplement, any day other than a Saturday, a Sunday, a day on which commercial banks in New York, New York are required or authorized to be closed or any day on which the New York Stock Exchange is closed for trading.

“Bylaws” means the by-laws of the Fund dated May 15, 2012, as may be amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Common Shares” means the shares of Common Shares, par value $.001 per share, of the Fund.

“Credit Agreement” means that certain Credit Agreement dated as of December 21, 2012, between the Fund and the Bank of Nova Scotia as amended by Amendment No. 1 dated as of December 20, 2013, Amendment No. 2 dated as of December 19, 2014, Amendment No. 3 dated as of December 18, 2015, and Amendment No. 4 and Waiver No. 1 dated as of July 26, 2016, and as further amended, modified, supplemented, replaced or refinanced from time to time.

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“Cure Date” has the meaning set forth in Section 3(a)(iii) hereof.

“Default” has the meaning set forth in Section 2(c)(ii) hereof.

“Default Period” has the meaning set forth in Section 2(c)(ii) hereof.

“Default Rate” means, with respect to the MRP Shares, for any calendar day, the Applicable Rate in effect on such day (without adjustment for any credit rating change on the MRP Shares) plus 5% per annum.

“Default Rate Cure Period” has the meaning set forth in Section 2(c)(iii) hereof.

“Delaware Statutory Trust Act” means the Delaware Statutory Trust Act, as amended.

“Dividend Default” has the meaning set forth in Section 2(c)(ii) hereof.

“Dividend Payment Date” has the meaning set forth in Section 2(c)(i) hereof.

“Dividend Period” means, with respect to the MRP Shares, the period from and including the Original Issue Date and ending on and including the next following Quarterly Dividend Date, and each subsequent period from but excluding a Quarterly Dividend Date and ending on and including the next following Quarterly Dividend Date.

“Dividend Rate” means, during any period other than a Default Period, the Applicable Rate, as adjusted pursuant to Section 2(c)(i) hereof (if applicable), and during any Default Period, the Default Rate.

“Eligible Assets” means Fitch Eligible Assets (if Fitch is then rating the MRP Shares) and/or Other Rating Agency Eligible Assets (if any Other Rating Agency is then rating the MRP Shares), whichever is applicable.

“Enhanced Divided Amount” has the meaning in Section 2(c)(i).

“Enhanced Rate Period” has the meaning in Section 2(c)(i).

“Fitch” means Fitch Ratings and its successors at law.

“Fitch Discount Factor” means the discount factors set forth in the Fitch Guidelines for use in calculating the Agency Discounted Value of the Fund’s assets in connection with Fitch’s ratings then assigned on the Preferred Shares.

“Fitch Eligible Assets” means the assets of the Fund set forth in the Fitch Guidelines as eligible for inclusion in calculating the Agency Discounted Value of the Fund’s assets in connection with Fitch’s ratings then assigned on the MRP Shares.

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“Fitch Guidelines” mean the guidelines provided by Fitch, as may be amended from time to time, in connection with Fitch’s ratings then assigned on the MRP Shares.

“Holder” means, with respect to MRP Shares, the registered holder of MRP Shares as the same appears on the share ledger or share records of the Fund.

“Initial Dividend Payment Date” with respect to the MRP Shares means the first (1st) Business Day of the month next following the initial Dividend Period.

“Make‑Whole Amount” for each MRP Share means, with respect to any MRP Share, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the MRP Liquidation Preference Amount of such MRP Share over the amount of such MRP Liquidation Preference Amount, provided that the Make‑Whole Amount may in no event be less than zero.  For the purposes of determining the Make‑Whole Amount, the following terms have the following meanings:

              (1)      “Discounted Value” means, with respect to the MRP Liquidation Preference Amount of any MRP Share, the amount obtained by discounting all Remaining Scheduled Payments with respect to such MRP Liquidation Preference Amount from their respective scheduled due dates to the Settlement Date with respect to such MRP Liquidation Preference Amount, in accordance with accepted financial practice and at a discount factor (applied quarterly on a Quarterly Dividend Date) equal to the Reinvestment Yield with respect to such MRP Liquidation Preference Amount.

              (2)      “Reinvestment Yield” means, with respect to the MRP Liquidation Preference Amount of any MRP Share, the sum of (a) .50% (50 basis points) plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such MRP Liquidation Preference Amount, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on‑the‑run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such MRP Liquidation Preference Amount  as of such Settlement Date.  If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on‑the‑run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the Dividend Rate of the applicable MRP Share.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the MRP Liquidation Preference Amount of any MRP Shares, the sum of (x) .50% (50 basis points) plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such MRP Liquidation Preference Amount, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such MRP Liquidation Preference Amount as of such Settlement Date.  If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the Dividend Rate of the applicable MRP Share.

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              (3)      “Remaining Average Life” means, with respect to any MRP Liquidation Preference Amount, the number of years (calculated to the nearest one‑twelfth year) that will elapse between the Settlement Date with respect to such MRP Liquidation Preference Amount and the scheduled due date of such Remaining Scheduled Payment.

              (4)      “Remaining Scheduled Payments” means, with respect to the MRP Liquidation Preference Amount of any MRP Share, all payments of such MRP Liquidation Preference Amount and dividends thereon at the Dividend Rate as if they were paid on each Quarterly Dividend Payment Date after the Settlement Date with respect to such MRP Liquidation Preference Amount if no payment of such MRP Liquidation Preference Amount were made prior to the Term Redemption Date, provided that if such Settlement Date is not a Quarterly Dividend Payment Date, then the amount of the next succeeding scheduled dividend payment will be reduced by the amount of dividends accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 3.

              (5)      “Settlement Date” means, with respect to the MRP Liquidation Preference Amount of any MRP Share, the date on which such MRP Liquidation Preference Amount is to be prepaid pursuant to Section 3.

“Mandatory Redemption Date” has the meaning set forth in Section 3(a)(iv) hereof.

“Market Value” means (i) for loans, composite loan price from a nationally recognized loan pricing service, (ii) for corporate bonds (other than short-term investments) and collateralized loan obligations, the price provided by a nationally recognized pricing service, (iii) for equity securities for which market quotations are available, the last sale price or official closing price on the primary market or exchange on which they trade, (iv) for futures contracts, the last sales price on the securities or commodities exchange on which they are traded, (v) for written and purchased options, the closing price on the securities or commodities exchange on which they are traded, (vi) for short-term debt investments having a remaining maturity of 60 days or less when purchased, cost adjusted for amortization of premiums and accretion of discounts and (vii) for any investments and other assets for which such current market quotations are not readily available, fair value as determined in good faith by a committee of the Fund’s investment adviser under procedures established by, and under the general supervision and responsibility of, the Board of Trustees.

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“MRP Liquidation Preference Amount” means for the MRP Shares, liquidation preference, $1,000 per share.

“MRP Shares” means the Series A Mandatory Redeemable Shares of the Fund.

“MRP Shares Asset Coverage Percentage” means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, as in effect on the date of issuance of the MRP Shares, with respect to all outstanding Senior Securities and Preferred Shares, including all outstanding MRP Shares, determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination.

“MRP Shares Asset Coverage” means a MRP Shares Asset Coverage Percentage of greater than or equal to 225%.

“MRP Shares Basic Maintenance Amount” means, so long as Fitch or any Other Rating Agency is then rating the Outstanding MRP Shares, the maintenance of Eligible Assets with an aggregate Agency Discounted Value at least equal to the basic maintenance amount required by each Rating Agency under its respective Rating Agency Guidelines, separately determined.

“1940 Act” means the Investment Company Act of 1940, as amended from time to time.

“1940 Act Majority” has the meaning set forth in Section 4(f) hereof.

“Notice of Redemption” is defined in Section 3(b).

“NRSRO” means a nationally recognized statistical ratings organization.

“Original Issue Date” means July 27, 2016.

“Other Rating Agency” means each NRSRO, if any, other than Fitch then providing a rating for the MRP Shares pursuant to the request of the Fund.

“Other Rating Agency Discount Factor” means the discount factors set forth in the Other Rating Agency Guidelines of each Other Rating Agency for use in calculating the Agency Discounted Value of the Fund’s assets in connection with the Other Rating Agency’s rating of the MRP Shares.

“Other Rating Agency Eligible Assets” means assets of the Fund designated by any Other Rating Agency as eligible for inclusion in calculating the Agency Discounted Value of the Fund’s assets in connection with such Other Rating Agency’s rating of MRP Shares.

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“Other Rating Agency Guidelines” means the guidelines provided by each Other Rating Agency, as may be amended from time to time, in connection with the Other Rating Agency’s rating of MRP Shares.

“Outstanding” or “outstanding” means, with respect to the MRP Shares, as of any date, the MRP Shares theretofore issued by the Fund except, without duplication, any MRP Shares theretofore canceled, redeemed or repurchased by the Fund, or with respect to which the Fund has given notice of redemption and irrevocably deposited with the Paying Agent sufficient funds to redeem such MRP Shares.  Notwithstanding the foregoing, (A) for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any of the MRP Shares to which the Fund or any Affiliate of the Fund shall be the Holder shall be disregarded and not deemed outstanding, and (B) for purposes of determining the MRP Shares Basic Maintenance Amount, MRP Shares held by the Fund shall be disregarded and not deemed outstanding but shares held by any Affiliate of the Fund shall be deemed outstanding.

“Parity Shares” is defined in Section 4(f)(iv).

“Paying Agent” shall have the meaning set forth in the Securities Purchase Agreement.

 “Person” or “person” means and includes an individual, a corporation, a partnership, a trust, a company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Preferred Shares” means the shares of preferred beneficial interest, par value $0.001 per share, including the MRP Shares, of the Fund from time to time.

“Quarterly Dividend Date” means the 27th day of each January, April, July and October.

“Rating Agency” means each of Fitch (if Fitch is then rating MRP Shares) and any Other Rating Agency.

“Rating Agency Discount Factor” means the Fitch Discount Factor (if Fitch is then rating Preferred Shares) or an Other Rating Agency Discount Factor, whichever is applicable.

“Rating Agency Guidelines” mean Fitch Guidelines (if Fitch is then rating MRP Shares) and any Other Rating Agency Guidelines (if any Other Rating Agency is then rating MRP Shares), whichever is applicable.

“Redemption Date” has the meaning set forth in Section 2(c)(ii) hereof.

“Redemption Default” has the meaning set forth in Section 2(c)(ii) hereof.

“Restricted Payment Covenant” has the meaning set forth in Section 4(f)(iii) hereof.

“Securities Purchase Agreement” means the Securities Purchase Agreement dated as of July 27, 2016, as amended from time to time, of the Fund in respect of the MRP Shares.

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“Senior Securities” means indebtedness for borrowed money of the Fund including, without limitation, bank borrowings and (without duplication) other indebtedness of the Fund within the meaning of Section 18 of the 1940 Act.

“Special Proviso” shall have the meaning set forth in Section 3(a)(iv).

“Term Redemption Date” means July 27, 2023.

“Valuation Date” means every Friday, or, if such day is not a Business Day, the next preceding Business Day; provided, however, that the first Valuation Date may occur on any other date established by the Fund; provided, further, however, that such first Valuation Date shall be not more than one week from the date on which MRP Shares initially are issued.

“Voting Period” shall have the meaning set forth in Section 4(b) hereof.

Section 14.        Interpretation.

To the extent the provisions set forth this Supplement conflict with the provisions of the Original Declaration of Trust (including any amendments thereto) with respect to any such rights, powers and privileges of the MRP Shares, this Supplement shall control.

References to sections, subsections, clauses, sub‑clauses, paragraphs and subparagraphs are to such sections, subsections, clauses, sub‑clauses, paragraphs and subparagraphs contained herein, unless specifically identified otherwise.

Second:  The MRP Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration of Trust.

Third:  This Supplement have been approved by the Board of Trustees in the manner and by the vote required by law.

Fourth:  The undersigned President and Chief Executive Officer of the Fund acknowledges this Supplement to be the statutory act of the Fund and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

Nothing in this Supplement, express or implied, is intended to or will create or be deemed to create any third party beneficiary rights or any other rights (whether legal or equitable), benefits or remedies of any nature in any person or entity, including any Shareholders of the Fund, other than the Fund, the Trustees and the Holders of the MRP Shares.

[Signature Page Follows]

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In Witness Whereof, the Fund has caused this Supplement to be signed in its name and on its behalf by its President and Chief Executive Officer on the date first written above.

Attest:                                                                Blackstone / GSO Strategic Credit Fund

__/s/ Marisa J. Beeney_____________                __/s/ Daniel H. Smith, Jr._________________

Name: Marisa J. Beeney                                       Name:  Daniel H. Smith, Jr.

Title: Secretary                                                      Title:  Chairman, Chief Executive Officer & President

[Signature Page to Supplement]